For More Information:
Jzaneen Lalani General Counsel (201) 802-7140	Lilian Stern Stern Investor Relations, Inc. (212) 362-1200

Memory Pharmaceuticals Announces Warrant Call

Montvale, NJ – February 16, 2007 — Memory Pharmaceuticals Corp. (Nasdaq: MEMY) today announced that it has provided notice to investors in its October 2006 private placement that it is calling the warrants issued in connection with the private placement. These warrants contain a provision that permits the Company to accelerate their exercise period if the closing price of the Company’s common stock is above $3.00 for 30 consecutive trading days. The warrant holders have until March 5, 2007, to exercise their warrants and if not exercised, the warrants will expire.

Warrants to purchase an aggregate of approximately 7.1 million shares of common stock were issued in the financing at an exercise price of $1.33 per share, of which warrants to purchase approximately 1.1 million shares of common stock remain outstanding.

This release is not an offer to sell or the solicitation of an offer to buy the shares of common stock of Memory Pharmaceuticals.

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia, depression and bipolar disorder. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; conducting preclinical and clinical trials of Memory Pharmaceuticals’ drug candidates that demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationship with Bayer; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on third-party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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